  RECOMMENDATION TO REJECT THE UNSOLICITED MINI‐TENDER OFFER TO SELL YOUR SHARES OF INVENTRUST PROPERTIES CORP. TO  MACKENZIE NORTHSTAR FUND 3, LP, MACKENZIE BADGER ACQUISITION CO. 3, LLC, MPF BLUE RIDGE FUND I, LLC, MACKENZIE BLUE RIDGE FUND  III, LP and SCM SPECIAL FUND 3, LP (“MacKenzie”)    August 17, 2020     If you are considering selling your shares of InvenTrust Properties Corp. (“InvenTrust”) to MacKenzie, please read all the information below.    INVENTRUST’S BOARD OF DIRECTORS HAS REVIEWED THE TERMS OF THE OFFER. BASED ON THAT REVIEW THE BOARD  UNANIMOUSLY RECOMMENDS THAT YOU REJECT THIS UNSOLICITED OFFER AND NOT TENDER YOUR SHARES OF STOCK.     Rationales the Board Considered in Recommending Rejection of the Unsolicited Mini‐Tender Offer from MacKenzie     The Board believes that the offer price is less than the potential long‐term value of the shares of the Company.   If you sell, you will NO LONGER RECEIVE quarterly distributions or otherwise have any rights with respect to the shares that you sell.1   None of InvenTrust’s directors, executive officers or subsidiaries intends to tender shares of stock to MacKenzie.    MacKenzie states that it has not made an independent appraisal of the shares or InvenTrust’s properties, and is not qualified to appraise  real estate.    MacKenzie acknowledges that in establishing the purchase price of $0.83 per share, it is motivated to establish the lowest price which  might be acceptable to stockholders consistent with MacKenzie’s objectives.    MacKenzie states that it has applied a discount to the estimated per share value with the intention of making a profit.   Stockholders looking to liquidate should note that in recent transactions on the secondary market, according to an independent secondary  market auction provider and our transfer agent, the majority of sales of InvenTrust stock on such provider’s platform on average have  ranged from $1.14 to $1.31 per share in July 2020.      InvenTrust encourages you to follow the Board’s recommendation and not tender your shares to MacKenzie. If you do tender your shares to  MacKenzie, you may withdraw your tender before the expiration of the offer by sending a written or facsimile notice to MacKenzie. Please  consult your financial advisor or InvenTrust’s Investor Services Department at 855‐377‐0510 with any questions.      Each stockholder must individually evaluate whether to tender his, her or its shares. The Board suggests stockholders carefully consider all the  factors discussed in the mini‐tender Offer to Purchase before deciding to participate. InvenTrust has filed a Schedule 14D‐9 with the Securities  and Exchange Commission (the “SEC”) providing additional detail regarding the Board’s recommendation in response to MacKenzie’s offer. The  Schedule 14D‐9 is available on the InvenTrust website and the SEC’s website at www.sec.gov.         1.  Distributions are not guaranteed, and distribution rates are subject to change.   InvenTrust Properties Corp. 3025 Highland Parkway        Downers Grove, IL 60515        855.377.0510     www.inventrustproperties.com